REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Trustees of
  STI Classic Variable Trust:

In planning and performing our audit of the financial statements of STI Classic Variable Trust for the year ended December 31, 1999, we considered its internal control, including activities for safeguarding securities, in order to determine our auditing activities for the purposeof expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of STI Classic Variable Trust is responsible for establishing and maintaining internal control.
In fulfilling this responsibility, estimates and judgments by managementare required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented inconformity with generally accepted accounting principles.
 Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not Necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American
Institute of Certified Public Accountants.  A material
Weakness is a condition in which the design or operation of one or moreof the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation,including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December
31, 1999.

This report is intended solely for the information and use of management, the Board of Trustees of STI Classic
Variable Trust, and the Securities and Exchange Commission.

ARTHUR ANDERSEN LLP

Philadelphia, Pennsylvania
February 11, 2000